[ALLEGHENY TELEDYNE LOGO]
                                                      1000 Six PPG Place
                                                      Pittsburgh, PA  15222-5479



NEWS RELEASE                                CONTACT: Gary Stechmesser
                                                     412/394-2861
                                                     Dan Greenfield
                                                     412/394-3004


                   WILLIAM P. RUTLEDGE RESIGNS, AND RICHARD P.
                 SIMMONS ELECTED PRESIDENT AND CHIEF EXECUTIVE
                   OFFICER OF ALLEGHENY TELEDYNE INCORPORATED


Pittsburgh, PA, February 12, 1997 - Allegheny Teledyne Incorporated (NYSE: ALT) announced that its president and chief executive officer, William P. Rutledge, tendered his resignation as an officer of the company effective today. Allegheny Teledyne Incorporated (ATI) was formed on August 15, 1996, in a strategic combination of Pittsburgh-based Allegheny Ludlum Corporation and Los Angeles-based Teledyne, Inc.

Allegheny Teledyne also announced that Chairman Richard P. Simmons will serve as president and chief executive officer of the company. During the transition, Mr. Rutledge will be available to assist Mr. Simmons with respect to ATI's non-metals businesses.

Mr. Rutledge has decided to pursue other opportunities. He stated, "For personal and family reasons, I have found the transition from California to ATI's Pittsburgh, Pennsylvania headquarters difficult and have determined it to be in the best interest of all involved that I resign. I regret having to make this decision, but I am confident that ATI is well-positioned to achieve sustained profitable growth in the years to come."

Mr. Simmons stated, "The board and I wish to thank Bill for his past performance and support. We respect his decision to step down at this time for family reasons and we wish him well in his future endeavors."

Allegheny   Teledyne   Incorporated   is  a   federation   of   technology-based
manufacturing businesses with significant concentration in specialty metals, complemented by aerospace and electronics, industrial, and consumer products.

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